EXHIBIT 3.45(a)
(STAMP)
Certificate of Correction
of
Ramada New Jersey, Inc.
(A Domestic Profit Corporation)
Business ID No. 0100132474
     THIS IS TO CERTIFY THAT, the undersigned hereby submits for filing, on behalf of the above named corporation, a Certificate of Correction pursuant to the New Jersey Business Corporation Act, specifically N.J.S.A. 14A:1-6(5), in order to correct the Certificate of Incorporation that was filed and recorded in the office of the New Jersey Department of Treasury on February 13, 1981.
1.	The Certificate to be corrected is:
               Certificate of Incorporation Filed and Recorded on February 13, 1981.
2.	The inaccuracy in the Certificate is as follows:
               The paragraph entitled, “FIRST” incorrectly spells the word, Jersey and reads as follows:
                    The name of the corporation is RAMADA NEW JERSY. INC.
3.	The Certificate shall hereby read as follows:
               The paragraph entitled, “FIRST;” shall read as follows:
                    The name of the corporation is RAMADA NEW JERSEY, INC.
          In all other respects the Certificate of Incorporation shall remain as originally filed with the New Jersey Department of Treasury on February 13. 1981.
     The undersigned represents that this Corporation and this filing complies with the requirements detailed in N.J.S.A. 14A:1-6(5). Furthermore, the undersigned hereby attests that he is authorized to sign this certificate on behalf of this corporation.

Dated: July 6, 2004	/s/ Neil A. Ciarfalia

Neil A. Ciarfalia
Treasurer